Exhibit 99.1

Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES AGREES TO REPURCHASE 400,000 SHARES OWNED BY FOUNDING
FAMILY AS PART OF COMPANY’S STOCK REPURCHASE PROGRAM
MOUNT AIRY, N.C., January 30, 2006 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced that the Company has repurchased approximately 400,000 shares of its common stock held by Howard O. Woltz, Jr., chairman of the Company’s board of directors, and his wife (together, the “Woltzes”) in connection with its previously reported stock repurchase program. The purchase price for the shares repurchased from the Woltzes was $21.322 per share based on a predetermined formula, which represents a 15% discount from the closing price on January 27, 2006.
The sale of the shares by Mr. Woltz, Jr., 80, who retired as an employee and executive officer of the Company in April 2005, and his wife, was undertaken to diversify their investment portfolio in connection with Mr. Woltz Jr.’s retirement and for estate planning purposes. The purchase of the shares from the Woltzes was approved by the disinterested members of the Company’s board of directors. Given the relatively thin trading market for the Company’s stock and the Woltzes intention to liquidate a significant portion of their holdings, the board determined that the repurchase of the shares from the Woltzes was in the best interests of the Company, particularly in view of the discounted price and the potential negative impact of repeated periodic sales on the open market.
“The repurchase of the shares is consistent with the objectives of our stock repurchase program and the board’s view that the future prospects for Insteel are positive,” said Michael C. Gazmarian, Insteel’s chief financial officer and treasurer. “We are pleased to be able to repurchase a significant block of stock at what we believe to be an attractive price without reducing the public float in the Company’s shares.”
The repurchase was made as part of Insteel’s stock repurchase program, which provides for the Company to buy back up to $15.0 million of its outstanding common stock over a period of up to twelve months ending January 12, 2007. The repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. The Company is not obligated to acquire any particular amount of common stock and the program may be modified, suspended, extended or terminated by the Company at any time without prior notice. Prior to the repurchase of the shares from the Woltzes, the Company had approximately 9.4 million common shares outstanding as of January 27, 2006. Including the purchase of the shares from the Woltzes and other open market purchases to date, the Company may buy back up to an additional $6.5 million of its outstanding common stock during the remaining term of Insteel’s stock repurchase program.
The Company repurchased 200,000 shares from Mr. Woltz, Jr. and 200,000 shares from his wife. After taking into account the repurchase, Mr. Woltz, Jr. will beneficially own 368,346 shares of common stock (approximately 4% of the Company’s outstanding common stock) which includes 72,919 shares held by a trust for the benefit of Mr. Woltz, Jr., of which Mr. Woltz, Jr. and a bank are trustees, and 106,309 shares owned by the wife of Mr. Woltz, Jr., the beneficial ownership of which Mr. Woltz, Jr. disclaims.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products. The Company manufactures and markets standard and engineered reinforcing solutions for a broad range of concrete construction and industrial applications. Insteel’s concrete reinforcing products business unit manufactures PC strand and welded wire reinforcement products including standard welded wire reinforcement, concrete pipe reinforcement and engineered structural mesh. The Company’s industrial wire products business unit manufactures tire bead wire and other specialty wire products. Headquartered in Mount Airy, North Carolina, Insteel operates seven manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:
•	general economic and competitive conditions in the markets in which the Company operates;

•	the cyclical nature of the steel and building material industries;

•	changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products;

•	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

•	the Company’s ability to competitively source its raw material requirements;

•	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

•	interest rate volatility;

•	unanticipated changes in customer demand, order patterns and inventory levels;

•	the Company’s ability to successfully develop niche products, such as engineered structural mesh (“ESM”);
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Insteel Industries, Inc.

•	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

•	the timely and successful completion of the expansions of the Company’s ESM and PC strand operations;

•	unanticipated plant outages, equipment failures or labor difficulties; and

•	continued escalation in medical costs that affect employee benefit expenses.
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Insteel Industries, Inc.